UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: May 10, 2011
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 10, 2011, three indirect operating subsidiaries (collectively, the “Borrowers”) of Sun Communities, Inc., (“Sun”) completed a collateralized mortgage backed security financing by entering into a Loan Agreement (the “Loan Agreement”) with Bank of America, N.A. (the “Lender”), as described in more detail in Item 2.03 below. The Borrowers are Sun Knollwood LLC, Sun Gwinnett LLC and Sun River Ridge II LLC.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Under the Loan Agreement and a related Promissory Note, the Borrowers have borrowed $23,625,000 from the Lender. The unpaid principal amount owing under the loan bears interest at a rate equal to 5.38% per annum. Beginning June 1, 2011, and on the first day of each calendar month thereafter until the loan is paid in full, the Borrowers are obligated to repay $132,366.86. All unpaid principal and interest on the loan is due on June 1, 2021.

Subject to certain conditions, after the earlier of the third anniversary of the loan closing date or the second anniversary of the closing of a securitization of the loan through a REMIC trust, the Borrowers may prepay the loan in full, or in part to obtain a release of the mortgage as to the three manufactured housing communities described below (a “Parcel Release”); provided that if such prepayment is more than three months before the maturity date, the Borrowers must also pay a yield maintenance premium equal to the greater of (i) 1% of the portion of the loan being prepaid or, in connection with Parcel Release, the release amount applicable to such parcel, as specified in the Loan Agreement and Promissory Note, and (ii) the present value of a series of monthly payments over the remaining term of the loan through the date that is three months before the maturity date each equal to the amount of interest which would be due on the portion of the Loan being prepaid or, in connection with a Parcel Release, the release amount applicable to such parcel, based on an assumed interest rate. Additionally, subject to certain conditions, after the earlier of the third anniversary of the loan closing date or the second anniversary of the closing of a securitization of the loan through a REMIC trust, the Borrowers may defease all or a portion of the loan.

Upon an event of default under the Loan Agreement, at the Lender’s option, the loan will become immediately due and payable and the Lender may exercise all rights and remedies it has at law or in equity, including foreclosing on the three mortgaged manufactured housing communities securing the loan.

Subject to certain exceptions, at its option the Lender may apply the net amount of any insurance proceeds or condemnation award received by the Lender after a casualty or condemnation relating to a property securing the loan as a prepayment of all or a portion of the loan amount.

The loan is secured by mortgages encumbering three manufactured housing communities comprised of real and personal property owned by the Borrowers.  Additionally, Sun Communities Operating Limited Partnership, Sun’s primary operating subsidiary, provided a guaranty of certain non-recourse carveout obligations of the Borrowers.

Sun used $18.0 million of the proceeds of the loan to repay interest and principal on existing mortgage loans from Bank of America, N.A. to subsidiaries of Sun. Approximately $5.3 million of the proceeds was used to pay down Sun’s revolving line of credit. The remaining proceeds were used to pay closing costs and expenses, stub interest and fund escrows.

The foregoing descriptions are qualified in their entirety by reference to the Loan Agreement and the related Promissory Note, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:
Exhibit No.	Description
10.1	Loan Agreement dated May 10, 2011 among Sun Knollwood LLC, Sun Gwinnett LLC and Sun River Ridge II LLC, as Borrowers, and Bank of America, N.A., as Lender
10.2	Promissory Note dated May 10, 2011 in the principal amount of $23,625,000 by Sun Knollwood LLC, Sun Gwinnett LLC and Sun River Ridge II LLC, as Borrowers, in favor of Bank of America, N.A., as Lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: May 12, 2011	By:	/s/ Gary A. Shiffman
Gary A. Shiffman, Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan Agreement dated May 10, 2011 among Sun Knollwood LLC, Sun Gwinnett LLC and Sun River Ridge II LLC, as Borrowers, and Bank of America, N.A., as Lender
10.2	Promissory Note dated May 10, 2011 in the principal amount of $23,625,000 by Sun Knollwood LLC, Sun Gwinnett LLC and Sun River Ridge II LLC, as Borrowers, in favor of Bank of America, N.A., as Lender